Exhibit 4.9

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of March 1, 2016, by and among SUPERIOR UNIFORM GROUP, INC., a Florida corporation (the "Company"), and BAMKO, INC., a California corporation ("Seller"). Capitalized terms not defined in this Agreement have the meaning given to them in the Purchase Agreement (defined below). The Company and the Seller are each referred to herein as a "Party" and collectively as the "Parties."

BACKGROUND

A.           The Seller is a party to the Asset Purchase Agreement, dated as of the date hereof, by and among Prime Acquisition I, LLC, a Delaware limited liability company and subsidiary of the Company, the Seller, and the shareholders of the Seller (the "Purchase Agreement").

B.          Under Section 2.9 of the Purchase Agreement, at the Closing, the Company is obligated to issue the Buyer Shares to the Seller, subject to the terms and conditions of the Restricted Stock Agreement entered into on the date hereof between the Company and the Seller (including the investment representations and warranties made by the Seller therein, on which the Company is relying).

C.         In order to induce the Seller to consummate the transactions contemplated by the Purchase Agreement, the Parties hereby agree that this Agreement shall govern the rights of the Seller to cause the Company to register the resale of the shares of Common Stock issuable to the Seller under the Restricted Stock Agreement.

AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.           Definitions. For purposes of this Agreement:

1.1     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

1.2     "Common Stock" means shares of the Company's common stock, par value $0.001 per share.

1.3     "Damages" means any loss, damage, claim or liability (joint or several) to which a Party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the registration statement covering the resale of the Registrable Securities, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading.

1.4     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5     "Excluded Registration" means (a) a registration relating to the grant, issuance or sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan or other compensatory arrangement; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on SEC Forms S-4 and S-8, any successor forms thereto, or any other form not available for registering the resale of the Registrable Securities or that does not include substantially the same information as would be required to be included in a registration statement covering the resale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.6     "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7     "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.8     "Registrable Securities" means (a) the shares of Common Stock, including Buyer Shares received by the Seller at Closing in accordance with the terms of the Asset Purchase Agreement; and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (a) above; provided, however, that "Registrable Securities" shall exclude in all cases (i) any securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, or (ii) any securities that may be sold pursuant to a registration statement or without restriction pursuant to SEC Rule 144. For the avoidance of doubt, "Registrable Securities" shall include any Buyer Shares, whether such Buyer Shares are vested or unvested.

1.9     "SEC" means the Securities and Exchange Commission.

1.10   "SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act.

1.11   "SEC Rule 145" means Rule 145 promulgated by the SEC under the Securities Act.

1.12   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.13   "Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the resale of Registrable Securities, and fees and disbursements of counsel for the Seller.

2.           Registration Rights. The Company covenants and agrees as follows:

2.1         Company Registration. If the Company proposes to register any of its Common Stock under the Securities Act (including, for this purpose, a registration effected by the Company for shareholders other than the Seller) in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall promptly give the Seller notice of such registration at least 30 days before the anticipated filing date (which shall include, to the extent then available, a list of the jurisdictions in which the Company intends to attempt to qualify the offer and sale of such securities under the applicable blue sky or other state securities laws). Upon the written request of the Seller that is received by the Company within ten (10) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.2, use its reasonable best efforts to cause to be registered all of the Registrable Securities that the Seller has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 before the effective date of such registration, whether or not the Seller has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.5.

2.2         Underwriting Requirements. In connection with any offering involving an underwriting of shares of Common Stock pursuant to Section 2.1, the Company shall not be required to include any of the Seller's Registrable Securities in such underwriting unless the Seller accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities sold other than by the Company, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters so determine that less than all of the securities, including Registrable Securities, requested by shareholders to be included in such offering can be included in such offering, then the securities, including the Registrable Securities, that are included in such offering for the benefit of shareholders shall be allocated to such shareholders, including the Seller, in proportion (as nearly as practicable) to the number of securities with registration rights, including Registrable Securities, owned by each shareholder, including the Seller, who is participating in such offering, or in such other proportions as shall mutually be agreed to by them. Notwithstanding the foregoing, in no event shall the number of securities, including Registrable Securities, included in the offering for the benefit of shareholders be reduced below thirty percent (30%) of the total number of securities included in such offering.

2.3         Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)     prepare and file with the SEC a registration statement with respect to the resale of such Registrable Securities and, upon the request (after the effectiveness of such registration) of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Seller refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)     prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such registration statement;

(c)      furnish to the Seller such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate its disposition of its Registrable Securities;

(d)      in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(e)      use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on the national securities exchange or trading system (if any) on which similar securities issued by the Company are then listed;

(f)      provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)     promptly make available for inspection by the Seller, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Seller, all financial and other records, and cause the Company's officers, directors, employees, and independent accountants to supply all information, in each case as reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(h)     notify the Seller, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(i)      after such registration statement becomes effective, notify the Seller of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.4         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of the Seller that the Seller shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Seller's Registrable Securities.

2.5         Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations or filings pursuant to Section 2, including all registration and filing fees; printers' and accounting fees; and fees and disbursements of counsel for the Company, shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Seller.

2.6         Indemnification.     If any Registrable Securities are included in a registration statement under this Section 2:

(a)     To the extent permitted by law, the Company will indemnify and hold harmless the Seller, and the partners, members, officers, directors, and shareholders of the Seller; legal counsel and accountants for the Seller; any underwriter (as defined in the Securities Act) for the Seller; and each Person, if any, who controls the Seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Seller, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred (subject to recoupment if this indemnification is judicially determined to be inapplicable by a final, non-appealable order or finding of any court of competent jurisdiction); provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, other than by order or directive of a court of competent jurisdiction, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Seller, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)     To the extent permitted by law, the Seller will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other shareholder selling securities in such registration statement, and any controlling Person of any such underwriter or other shareholder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Seller expressly for use in connection with such registration; and the Seller will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred (subject to recoupment if this indemnification is judicially determined to be inapplicable by a final, non-appealable order or finding of any court of competent jurisdiction); provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Seller, other than by order or directive of a court of competent jurisdiction, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by the Seller by way of indemnity or contribution under Sections 2.6(b) and 2.6(d) exceed the proceeds from the offering received by the Seller (net of any Selling Expenses paid by the Seller), except in the case of fraud or willful misconduct by the Seller.

(c)     Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, solely to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)     To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any Party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact, or the omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) the Seller will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Seller pursuant to such registration statement, and(y)no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Seller's liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by the Seller pursuant to Section 2.6(b), exceed the proceeds from the offering received by the Seller (net of any Selling Expenses paid by the Seller9, except in the case of willful misconduct or fraud by the Seller.

(e)     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)     Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Seller under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

3.           Miscellaneous.

3.1         Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by the Seller to a transferee of Registrable Securities that is a shareholder or an Affiliate of the Seller; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to all the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2         Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles. Seller and the Company hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in the State of Delaware, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is any such state or federal court in the State of Delaware, and (iii) waive any defense, whether asserted by motion or pleading, that any such state or federal court in the State of Delaware is an improper or inconvenient venue.

3.3         Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format' (".pdf') form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party's receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party's receipt of an original signature page.

3.4         Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient's normal business hours, and if not sent during normal business hours, then on the recipient's next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule I hereto.

3.6         Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Seller; provided that, any provision hereof may be waived by any waiving Party on such Party's own behalf, without the consent of any other Party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7         Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8         Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.9         Dispute Resolution. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. The prevailing Party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such Party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the courts referenced above.

3.10       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

SUPERIOR UNIFORM GROUP,
INC., a Florida corporation

By:	/s/ Andrew D. Demott
Name: Andrew D. Demott, Jr.
Title: COO, CFO and Treasurer

SELLER:

BAMKO, INC.,
a California corporation

By:	/s/ Jake Himelstein
Name: Jake Himelstein
Title: Chief Financial Officer